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                                                               EXHIBIT 99(a)(5)


                         WORLDGATE COMMUNICATIONS, INC.

                            ------------------------

                          PRE-COMMENCEMENT ANNOUNCEMENT
                                       OF
                     EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

To: All Employees and Directors of WorldGate Communications, Inc. and Its
    SUBSIDIARIES WHO HOLD WORLDGATE STOCK OPTIONS

Our Board of Directors has approved a program that will allow employees and directors to exchange outstanding stock options with an exercise price of $5.00 or more per share for new options. The Board approved this program in recognition of the fact that many of our existing options may no longer provide satisfactory incentives to enhance shareholder value or provide motivation to our employees in today's competitive labor market. This program is being offered to give you the opportunity to receive new options with potentially more value to you than your existing options.

Participation in this program is voluntary, and if you chose not to participate, the terms of your current options will stay the same.

Under this program new options will be granted in exchange for (and cancellation of) your existing options. In order to avoid significant accounting issues, current accounting rules require that the new options must be granted at least six months after the cancellation of the existing options. This six month delay, however, creates some unavoidable uncertainties. For example, the new options will have a strike price based on the market price of our common stock on the day of grant, or six months and one day from the date of the exchange, and there can be no assurance as to what this price will be.

Each employee and director will receive a detailed description of the Exchange Program on June 25, 2001. No exchange offer is or will be made other than pursuant to such documentation. We recommend that each employee review the Exchange Program documentation carefully upon receipt. In the meantime, please reserve questions you may have about the Program until the documentation has been finalized and distributed. We are preparing a summary of the plan complete with a question and answer section with the hope that we address many of your questions and concerns.

WE ADVISE ALL EMPLOYEES AND DIRECTORS TO CAREFULLY READ THE EXCHANGE OFFER INFORMATION WE CIRCULATE AS IT CONTAINS IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER. AT THE BEGINNING OF THE EXCHANGE OFFER, PAPER COPIES OF ALL DOCUMENTATION WILL BE DISTRIBUTED TO EACH EMPLOYEE AND DIRECTOR. IN ADDITION, THIS INFORMATION WILL BE AVAILABLE AT NO CHARGE ON THE

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SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV UNDER EDGAR
FILINGS. WE WILL ALSO MAKE ELECTRONIC COPIES AVAILABLE INTERNALLY.